Exhibit 15.1

Deloitte & Touche LLP
180 N. Stetson Avenue
Chicago, IL 60601-6779
USA

Tel +1 312 946 3000
Fax: +1 312 946 2600
www.deloitte.com

August 2, 2004

Belden CDT Inc
7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Belden CDT Inc. (formerly Cable Design Technologies Corporation) and subsidiaries for the periods ended April 30, 2004 and 2003, January 31, 2004 and 2003 and October 31, 2003 and 2002, and have issued our reports thereon dated June 9, 2004, March 12, 2004 and December 10, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended April 30, 2004, January 31, 2004 and October 31, 2003, are being incorporated by reference in a Registration Statement on Form S-8 to be filed on or about August 2, 2004.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

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